ASSIGNMENT AND ASSUMPTION OF ADMINISTRATION AGREEMENT


     This Assignment and Assumption of Administration Agreement is entered into this 25th day of November, 2003 by and among Aquila Management Corporation ("Former Administrator"), a New York corporation, Cash Assets Trust, a Massachusetts business trust (the "Fund"), and Aquila Investment Management LLC ("New Administrator"), a Delaware limited liability company.

     WHEREAS, pursuant to an Amended and Restated Administration Agreement dated as of November 1, 1993 (as from time to time amended or supplemented, the "Administration Agreement"), the Fund, on behalf of Pacific Capital Tax-Free Cash Assets Trust, has retained Former Administrator to provide administrative services to the Fund;

     WHEREAS, Former Administrator desires to assign its rights, duties and responsibilities under the Administration Agreement to New Administrator, and New Administrator wishes to assume such rights, duties and responsibilities, each subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Assignment and Assumption. Subject to the terms and conditions contained herein, Former Administrator hereby assigns to New Administrator all of Former Administrator's rights, duties, and obligations under the Administration Agreement (the "Assignment") and New Administrator accepts such Assignment and hereby assumes all such rights, duties, and obligations under the Administration Agreement, together with any other obligations of Former Administrator to the Fund. Any procedures established from time to time by agreement between Former Administrator and the Fund are hereby adopted by New Administrator, subject to the terms and conditions contained herein and subject to amendment by mutual agreement of New Administrator and the Fund.

     2. Term. The Assignment shall become effective at 12:01 A.M. on January 1, 2004 and shall extend for so long as the terms specified in Section 5 of the Administration Agreement are satisfied or until terminated in accordance with said Section 5.

     3. No Termination. The parties agree that the Administration Agreement, as assigned by this Assignment and Assumption of Administration Agreement, shall remain in full force and effect after the Assignment.

     4. Representation and Warranty. Former Administrator hereby represents and warrants that, immediately prior to or simultaneously with the Assignment, Former Administrator contributed, assigned, conveyed or otherwise transferred substantially all of its assets and liabilities to New Administrator. For purposes of this Assignment and Assumption of Administration Agreement, the Former Administrator will be considered to have transferred a lease to New Administrator if New Administrator is granted the right to occupy and use the leased premises for a term co-extensive with the Former Adviser's lease.

     5. Guarantee. Former Administrator hereby guarantees the performance by New Administrator of all of New Administrator's obligations under the Administration Agreement and this Assignment and Assumption of Administration Agreement, and if all or any part of New Administrator's obligations under the Administration Agreement or this Assignment and Assumption Agreement shall not be performed in full by New Administrator in accordance with their terms, Former Administrator will, upon notice from Fund, perform such obligations, without any other demand, protest or any other notice whatsoever, from Fund or otherwise.

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and
Assumption of Administration Agreement to be executed as of the day and year first above written.



ATTEST:                                     AQUILA MANAGEMENT
                                            CORPORATION

   /s/ Rosa Valentin                            /s/ Diana P. Herrmann
____________________________                By:______________________
Name:   Rosa Valentin                          Name: Diana P. Herrmann
                                               Title: President


                                            CASH ASSETS TRUST,
                                            On Behalf of
                                            Pacific Capital
                                            Tax-Free Cash Assets Trust

   /s/ Rosa Valentin                            /s/ Joseph P. DiMaggio
____________________________                By:______________________
Name:  Rosa Valentin                           Name: Joseph P. DiMaggio
                                               Title: Chief Financial Officer
                                                       and Treasurer



                                             AQUILA INVESTMENT
                                             MANAGEMENT LLC


   /s/ Rosa Valentin                            /s/ Diana P. Herrmann
____________________________                By:______________________
Name:   Rosa Valentin                          Name: Diana P. Herrmann
                                               Title: President